Exhibit 5.1




                   [OSLER, HOSKIN & HARCOURT LLP Letterhead]






                                                   Direct Dial: (416) 862-6534
                                                    Our Matter Number: 1037401



July 31, 2003


Allstream Inc.
Suite 1600, 200 Wellington Street West
Toronto, Ontario  M5V 3G2

Dear Sirs and Mesdames:

OPINION OF COUNSEL - REGISTRATION STATEMENT ON FORM S-8

We have acted as Canadian counsel to Allstream Inc. ("Allstream") in connection with the filing by Allstream with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering an aggregate of 2,000,000 Class A Voting Shares, no par value and Class B Limited Voting Shares, no par value (the "Plan Shares") of Allstream to be issued under the Allstream Inc. Management Incentive Plan (the "Management Incentive Plan").

In connection with this opinion letter, we have reviewed (a) the Articles of Incorporation of Allstream as amended, including the Articles of Amendment dated April 1, 2003, (b) the By-laws of Allstream, (c) all corporate minutes and proceedings of Allstream relating to the issuance of the Plan Shares, and
(d) the Management Incentive Plan.

We have also considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we considered necessary in connection with the issuance of the Plan Shares.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the authentic original documents of all documents submitted to us as certified, conformed, photocopied or facsimile copies.

On the basis of the foregoing, we are of the opinion that the Plan Shares have been reserved for issuance and upon the receipt of the consideration therefor, to the extent required by and in compliance with the terms of the Management Incentive Plan or any other instrument governing the issuance of the Plan Shares, will be validly issued and outstanding as fully paid and non-assessable shares in the capital of Allstream.


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We are solicitors qualified to practice law solely in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto or any Prospectus relating thereto.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP